Exhibit 4.4

Dated the 6th day of October, 2009

MAN SANG INTERNATIONAL LIMITED

AND

CHENG CHUNG HING

SUPPLEMENTAL AGREEMENT TO

THE SERVICE AGREEMENT

DATED 31 AUGUST 2009

23rd Floor, One Pacific Place

88 Queensway

Hong Kong

Telephone: (852) 2846-1888

Fax: (852) 2845-0476

THIS SUPPLEMENTAL AGREEMENT is made on the 6th day of October, 2009 BETWEEN:

(1)	MAN SANG INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and its principal place of business in Hong Kong at 2208, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (the “Company”); and

(2)	CHENG CHUNG HING of 20B, The Mayfair, 1 May Road, Hong Kong (“Mr. Cheng”).

WHEREAS:

(A)	The Company and Mr. Cheng entered into a service agreement dated 31 August 2009 (the “Service Agreement”) pursuant to which the Company employed Mr. Cheng and Mr. Cheng agreed to act as an executive director (the “Director”) of the Company.

(B)

On 6th October, 2009, the Board (as defined in the Service Agreement) approved the redesignation (the “Redesignation”) of Mr. Cheng from acting as an executive Director to acting as a non-executive Director. In this regard, the Company and Mr. Cheng have agreed to enter into the supplemental agreement (the “Supplemental Agreement”) to amend, modify and supplement the terms of the Service Agreement to reflect the Redesignation in the manner contained herein.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In the Supplemental Agreement, unless the context requires otherwise, terms and expressions defined in the Service Agreement shall have the same meanings herein.

1.2	The Supplemental Agreement amends, modifies and supplements, and shall form part of, the Service Agreement and all references to “this Agreement” in the Service Agreement shall refer to the Service Agreement as amended, modified and supplemented by the Supplemental Agreement.

2.	Variations

2.1	The parties hereto agree that Clause 2 of the Service Agreement shall be deleted in its entirety and be replaced with the following:

“The Company will employ the Executive and the Executive hereby agrees to serve the Company as a non-executive director upon the terms and subjects to the conditions hereinafter appearing.”.

2.2	The parties hereto agree that Clause 4(a) of the Service Agreement shall be deleted in its entirety and be replaced with the following:

“(a)	serve the Company as the Chairman and a non-executive director and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in him by the Board (including (without further remuneration unless otherwise agreed) serving on the board of directors, or in any other office, of any member(s) of the Group, as the Board may require) and he will perform those duties at such place or places in Hong Kong or elsewhere as the Board may from time to time determine;”.

3.	Miscellaneous

3.1	Each of the parties hereto expressly agrees that all the provisions of the Service Agreement, as amended hereby, shall continue to remain in full force and effect and are enforceable in accordance with the terms, as so amended, modified and supplemented.

3.2	Each of the parties hereto further expressly agrees and confirms that, except as expressly set forth herein, its respective obligations and liabilities under the Service Agreement shall remain in full force and effect and shall not in any respect be impaired or diminished and the rights, powers and remedies of any of the parties hereto shall not be impaired, prejudiced or otherwise affected by the Supplemental Agreement.

3.3	Each of the parties hereto represents, warrants and undertakes to the other party that it has full power and capacity to enter into and perform the Supplemental Agreement and the Supplemental Agreement constitutes binding obligations and enforceable on it in accordance with their respective terms.

3.4	The Supplemental Agreement may be executed in one or more counterparts, but shall not be effective until each of the party hereto has executed at least one counterpart and each such counterpart shall constitute an original of the Supplemental Agreement but all the counterparts shall together constitute one and the same instrument.

3.5	Clauses 1.02, 1.03 and 1.04 of the Service Agreement shall apply mutatis mutandis to the Supplemental Agreement.

3.6	The Supplemental Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of any claims arising hereunder.

IN WITNESS whereof the Supplemental Agreement has been executed on the day and year first above written.

SIGNED by Cheng Tai Po	)
)
)
for and on behalf of	)
MAN SANG INTERNATIONAL LIMITED	)
in the presence of:	)

SIGNED by	)
)
)
CHENG CHUNG HING	)
in the presence of:	)

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